SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/X/ Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              NCT GROUP, INC.
              (formerly Noise Cancellation Technologies, Inc.)
              (Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
-------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:
-------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(Set forth the amount on which the filing fee is calculated and state how it was determined):
-------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:
-------------------------------------------------------------------------------

(5) Total fee paid:
-------------------------------------------------------------------------------
/  /  Fee paid previously with preliminary materials.
-------------------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:
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(2) Form, schedule or registration statement no.:
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(3) Filing party:
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(4) Date filed:
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


                                 NCT GROUP, INC.
                        1025 West Nursery Road Suite 120
                            Linthicum, Maryland 21090
                                 ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 24, 1999
                                 ---------------

To the Stockholders of NCT GROUP, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of NCT Group, Inc. (formerly Noise Cancellation Technologies, Inc.), a Delaware corporation (the "Company"), will be held at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905 on Thursday, June 24, 1999 at 2:00 p.m., for the following purposes:

1. To elect five directors for the year following the Meeting or until their successors are elected;

2. To  approve  the  amendment  of  the  Company's   Restated   Certificate   of
   Incorporation to increase the number of shares of common stock authorized thereunder from 255,000,000 shares to 325,000,000 shares;

3. To approve a plan granting options to purchase common stock of the Company to four non-employee directors;

4. To ratify the appointment of Richard A. Eisner & Company, LLP as the Company's independent auditors for the fiscal year ending December 31, 1999; and

5. To transact such other business as may properly come before the Meeting.

   These items are more fully described in the following pages, which are hereby made a part of this Notice. Only stockholders of record at the close of business on May 25, 1999 are entitled to notice of and to vote at the Meeting or at any adjournment thereof.

IRENE LEBOVICS
Executive Vice President
and Secretary

Linthicum, Maryland
__________________, 1999

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SIGN THE ACCOMPANYING PROXY, WHICH IS SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS, AND MAIL IT IN THE ENCLOSED POSTAGE PAID ENVELOPE. ANY STOCKHOLDER MAY REVOKE HIS OR HER PROXY AT ANY TIME BEFORE THE MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                                 NCT GROUP, INC.
                        1025 West Nursery Road Suite 120
                            Linthicum, Maryland 21090
                                 ---------------

                                 PROXY STATEMENT
                                 ---------------

                 SOLICITATION OF PROXY, REVOCABILITY AND VOTING

Solicitation

This Proxy Statement and form of Proxy are being mailed on or about June 1, 1999, to all stockholders of record at the close of business on May 25, 1999, in connection with the solicitation by the Board of Directors of Proxies for the Meeting to be held at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905 on June 24, 1999 at 2:00 p.m. Proxies will be solicited by mail, and all expenses of preparing and soliciting such proxies will be paid by the Company. All proxies duly executed and received by the persons designated as proxy thereon will be voted on all matters presented at the Meeting in accordance with the instructions given thereon by the person executing such Proxy or, in the absence of specific instructions, will be voted in favor of each of the proposals indicated on such Proxy. Management does not know of any other matter that may be brought before the Meeting, but, in the event that any other matter should properly come before the Meeting, or any nominee should not be available for election, the persons named as proxy will have authority to vote all proxies not marked to the contrary in their discretion as they deem advisable.

A list of stockholders entitled to vote at the Meeting will be available at the Company's offices, 1025 West Nursery Road Suite 120 Linthicum, Maryland 21090, for a period of ten (10) days prior to the Meeting for examination by any stockholder, and at the Meeting itself.

Revocability

Any stockholder may revoke his or her Proxy at any time before the Meeting by written notice to such effect received by the Company at the address shown above, attention: Corporate Secretary, by delivery of a subsequently dated Proxy or by attending the Meeting and voting in person.

Voting

The total number of shares of common stock of the Company outstanding as of May 25, 1999, was ________________. The common stock is the only class of securities of the Company entitled to vote, each share being entitled to one noncumulative vote. Only stockholders of record as of the close of business on May 25, 1999, will be entitled to vote. A majority of the shares outstanding and entitled to vote, or ___________ shares, must be present at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business. The affirmative vote of a majority of all of the outstanding shares of common stock of the Company is required to approve the amendment of the Company's Restated Certificate of Incorporation. The affirmative vote of a plurality of the shares of common stock present and voting in person or by proxy at the Meeting is required to elect directors. Further, the affirmative vote of a majority of the shares of common stock present and voting in person or by proxy at the Meeting is required to approve the plan granting options to purchase common stock of the Company to four non-employee directors, to ratify the appointment of the Company's independent auditors for the year ending December 31, 1999, and to transact such other business as may properly come before the Meeting. With respect to abstentions, shares are considered present at the Meeting for a particular proposal, but as they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. With respect to broker non-votes, shares are not considered present at the Meeting for the particular proposal for which the broker withheld authority and, accordingly, will have no effect on the proposals.

                        DIRECTORS AND EXECUTIVE OFFICERS

General Information

Five directors are to be elected at the Meeting to serve until the next Annual Meeting of Stockholders of the Company or until their successors are elected and qualified. Proxies not marked to the contrary will be voted in favor of the election of each named nominee.

Information Concerning Nominees

The following table sets forth the positions and offices presently held with the Company by each nominee, his age, and the year from which such nominee's service on the Company's Board of Directors dates:

                               Director
         Name            Age    Since       Positions and Offices

   Jay M. Haft            63    1990        Chairman of the Board of Directors
   Michael J. Parrella    51    1986        President, Chief Executive
                                              Officer and Director
   John J. McCloy II      61    1986        Director
   Samuel A. Oolie        62    1986        Director
   Stephan Carlquist      43    1997        Director

Jay M. Haft currently serves as Chairman of the Board of Directors of the Company. He served as President of the Company from November 1994 to July 1995. He is also a Director of the Company's subsidiary, NCT Audio Products, Inc. ("NCT Audio"), a position which he has held since August 25, 1997. In addition, Mr. Haft is a Director of the Company's subsidiary, NCT Hearing Products, Inc. ("NCT Hearing"), a position to which he was appointed on July 15, 1998. Mr. Haft is a strategic and financial consultant for growth stage companies. He is active in international corporate finance, mergers and acquisitions, as well as in the representation of emerging growth companies. He has actively participated in strategic planning and fund raising for many high-tech companies, leading-edge medical technology companies and technical product, service and marketing companies. He is a Managing General Partner of Gen Am "1" Venture Fund, an international venture capital fund. Mr. Haft is also a Director of numerous other public and private corporations, including Robotic Vision Systems, Inc.
(OTC), DCAP Group, Inc. (OTC), Encore Medical Corporation (OTC),  Viragen,  Inc.
(OTC), PC Service Source, Inc. (OTC), DUSA Pharmaceuticals, Inc. (OTC), Oryx Technology Corp. (OTC) and Thrift Management, Inc. (OTC). He is currently of counsel to Parker Duryee Rosoff & Haft, in New York. He was previously a senior corporate partner of such firm (1989-1994), and prior to that a founding partner of Wofsey, Certilman, Haft et al (1966-1988). He is a member of the Florida Commission for Government Accountability to the People and Treasurer of the Miami City Ballet.

Michael J. Parrella currently serves as President, Chief Executive Officer and Director of the Company. He was elected President and Chief Operating Officer of the Company in February 1988 and served in that capacity until November 1994. From November 1994 to July 1995 Mr. Parrella served as Executive Vice President of the Company. He initially became a Director in 1986 after evaluating the application potential of the Company's noise cancellation technology. At that time, he formed an investment group to acquire control of the Board and to raise new capital to restructure the Company and its research and development efforts. Mr. Parrella was appointed a Director on August 25, 1997, and serves as Chief Executive Officer and Acting President of NCT Audio, a position to which he was elected on September 4, 1997. In addition, Mr. Parrella is a Director of NCT Hearing, a position to which he was appointed on July 15, 1998. Previously, Mr. Parrella served as Chairman of the Board of Environmental Research Information, Inc., an environmental consulting firm, from December 1987 to March 1991.

John J. McCloy II currently serves as a Director of the Company. He served as Chief Executive Officer of the Company from September 1987 to November 1994 and as its Chairman of the Board from September 1986 to November 1994. Additionally, he served as Chief Financial Officer from November 1990 to February 1993 and as its Secretary-Treasurer from October 1986 to September 1987. Mr. McCloy was appointed a Director of the Company's subsidiary, NCT Audio, on November 14, 1997. Since 1981, he has been a private investor concentrating on venture capital and early stage investment projects in a variety of industries. Mr. McCloy is also a director of American University in Cairo, the Sound Shore Fund, Inc., and the Atlantic Council.

Sam Oolie currently serves as a Director of the Company. Mr. Oolie also serves as a Director of the Company's subsidiary, NCT Audio, a position to which he was appointed on September 4, 1997. He is Chairman and Chief Executive Officer of NoFire Technologies, Inc., a manufacturer of high performance fire retardant products, and has held that position since August 1995. He is also Chairman of Oolie Enterprises, an investment company, and has held that position since July 1985. Mr. Oolie currently serves as a director of Avesis, Inc. and Comverse Technology, Inc. He has also served as a director of CFC Associates, a venture capital partnership, from January 1984 to December 1998.

Stephan Carlquist was elected as a Director of the Company on July 14, 1997, and currently serves as a Director of the Company. Mr. Carlquist also currently serves as a Director of NCT Audio since his appointment on November 14, 1997. He is President of Electrolux IT Solutions with worldwide responsibility for IT Services within the Electrolux Group and has held this position since June 1998. From 1993 to June 1998, Mr. Carlquist was President of ABB Financial Services, Inc. (USA), one of four business segments in the ABB Group. From June 1990 to June 1998, he also served as President of ABB Treasury Center (USA), Inc. From April 1988 to 1990, he was Executive Vice President of ABB World Treasury Center, Zurich, and from April 1986 to April 1988, he was the President of the Geneva branch of ASEA Capital Corporation. Mr. Carlquist joined ASEA AB in September 1983 as Manager, International Cash Management and served in that capacity until April 1986. From February 1981 to April 1983, he was employed as a Foreign Exchange Manager/Cash Manager at Atlas Copco AB.

Information Concerning the Board

The Board of Directors of the Company held twelve meetings (not including four actions by unanimous written consent) during the fiscal year ended December 31, 1998. Other than Messrs. McCloy and Carlquist, no incumbent director during such time was in attendance at fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors held during the period of his incumbency in such fiscal year; and (ii) the total number of meetings held by all committees of the Board of Directors on which he served during such period.

The Company has an Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee was appointed by the Board of Directors on October 20, 1998, and is composed of Messrs. Haft and Parrella. The Executive Committee has the authority and responsibility of acting in the place and stead and on behalf of a Chief Executive Officer of the Company and of exercising all the powers of that office. During the fiscal year ended December 31, 1998, the members of the Executive Committee conferred with each other at lease once a week.

The Compensation Committee, which was appointed by the Board of Directors on October 20, 1998, reviews and determines the compensation policies, programs and procedures of the Company as they relate to the Company's senior management and is composed of Messrs. Carlquist and Oolie. The Board of Directors determines, and thereby establishes and provides for the administration of stock option plans, matters relating to the grant or issuance of warrants or options to acquire shares of the Company's common stock and other securities of the Company or rights to acquire other derivative securities of the Company. During the period of its existence in the fiscal year ended December 31, 1998, the Compensation Committee held no meetings.

The Audit Committee, which reviews the activities of the Company's independent auditors and which is currently composed of Messrs. Carlquist and Oolie, held one meeting during the fiscal year ended December 31, 1998.

The Company does not have a nominating committee. The functions of recommending potential nominees for Board positions are performed by the Board as a whole. The Board will consider stockholder recommendations for Board positions which are made in writing to the Company's Chairman of the Board of Directors,
Attention: Jay M. Haft.

Directors' Fees, Restricted Stock and Stock Options

None of the Company's directors received any fees for his services as a director during 1998, except as follows. Messrs. McCloy, Carlquist, Salkind and Oolie were each granted options, subject to stockholder approval, to purchase 150,000 shares of common stock on January 15, 1998, pursuant to an informal plan included within resolutions adopted by the Board of Directors. Stockholder approval of such grants to Messrs. McCloy, Carlquist, Salkind and Oolie will be sought at the Meeting as further described below under "Grant of Options to Non-Employee Directors".

Certain Relationships and Insider Participation

In 1989, the Company established a joint venture with Environmental Research Information, Inc., ("ERI") to jointly develop, manufacture and sell (i) products intended for use solely in the process of electric power generation, transmission and distribution and which reduce noise and/or vibration resulting from such process, (ii) personal quieting products sold directly to the electric utility industry, and (iii) products that reduce noise and/or vibration emanating from fans and fan systems (collectively, "Power and Fan Products"). In 1991, in connection with the termination of this joint venture, the Company agreed, among other things, during the period ending February 1996 to make payments to ERI equal to (i) 4.5% of the Company's sales of Power and Fan Products and (ii) 23.75% of fees derived by the Company from its license of Power and Fan Products technology, subject to an overall maximum of $4,500,000. Michael J. Parrella, President of the Company, was Chairman of ERI at the time of both the establishment and termination of the joint venture and owns approximately 12% of the outstanding capital of ERI. In addition, Jay M. Haft, Co-Chairman and Chief Executive Officer of the Company, shares investment control over an additional 24% of the outstanding capital of ERI. The Company believes that the respective terms of both the establishment of the joint venture with ERI and its termination were comparable to those that could have been negotiated with other persons or entities. During the fiscal year ended December 31, 1998, the Company was not required to make any such payments to ERI under these agreements.

In 1993, the Company entered into three Marketing Agreements with Quiet Power Systems, Inc. ("QSI") (until March 2, 1994, "Active Acoustical Solutions, Inc."), a company which is 33% owned by ERI and 2% owned by Mr. Haft. Under the terms of one of these Marketing Agreements, QSI has undertaken to use its best efforts to seek research and development funding for the Company from electric and natural gas utilities for applications of the Company's technology to their industries. In exchange for this undertaking, the Company has issued a warrant to QSI to purchase 750,000 shares of Common Stock at $3.00 per share. The last sale price for the Common Stock reported on the NASDAQ National Market System on May 15, 1993, the date of the Marketing Agreement, was $2.9375. The warrant becomes exercisable as to specific portions of the total 750,000 shares of Common Stock upon the occurrence of defined events relating to QSI's efforts to obtain such funding for the Company. When such defined events occur, the Company will record a charge for the amount by which the market price of the Common Stock on such date exceeds $3.00 per share, if any. The warrant remains exercisable as to each such portion from the occurrence of the defined event through October 13, 1998. As of December 31, 1994, contingencies had been removed against 525,000 warrants resulting in a 1993 non-cash charge of $120,250. This Marketing Agreement also grants to QSI a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for non-retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products for which QSI is a procuring cause in obtaining the first order from such customer. In the case of sales to utility company customers, the commission is 6% of the revenues received by the Company. On sales to original equipment manufacturers for utilities, the commission is 6% or the gross revenue NCT receives on such sales from the customer in the first year, 4% in the second year, 2% in the third year, 1% in the fourth year and .5% in any future years after the fourth year. QSI is also entitled to receive a 5% commission on any research and development funding it obtains for NCT, and on any license fees it obtains for the Company from the license of the Company's technology. The initial term of this Agreement is three years renewable automatically thereafter on a year-to-year basis unless a party elects not to renew.

Under the terms of the second of the three Marketing Agreements, QSI is granted a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with feeder bowls throughout the world, excluding Scandinavia and Italy. Under this Marketing Agreement, QSI is entitled to receive commissions similar to those payable to end user and original equipment manufacturer customers described above. QSI is also entitled to receive the same 5% commission described above on research and development funding and technology licenses which it obtains for the Company in the feeder bowl area. The initial term of this Marketing Agreement is three years with subsequent automatic one-year renewals unless a party elects not to renew.

Under the terms of the third Marketing Agreement, QSI is granted an exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products equal to 129% of QSI's marketing expenses attributable to the marketing of the products in question, which expenses are to be deemed to be the lesser of QSI's actual expenses or 35% of the revenues received by the Company from the sale of such products. QSI is also entitled to receive a 5% commission on research and development funding similar to that described above. QSI's exclusive rights continue for an indefinite term provided it meets certain performance criteria relating to marketing efforts during the first two years following product availability in commercial quantity and minimum levels of product sales in subsequent years. In the event QSI's rights become non-exclusive, depending on the circumstances causing such change, the initial term then becomes either three or five years from the date of this Marketing Agreement, with subsequent one-year automatic renewals in each instance unless either party elects not to renew. During the fiscal year ended December 31, 1998, the Company was not required to pay any commissions to QSI under any of these Marketing Agreements.

The Company has also entered into a Teaming Agreement with QSI under which each party agrees to be responsible for certain activities relating to transformer quieting system development projects to be undertaken with utility companies. Under this Teaming Agreement, QSI is entitled to receive 19% of the amounts to be received from participating utilities and the Company is entitled to receive 81%. During the fiscal year ended December 31, 1998, the Company made no payments to QSI for project management services.

In March 1995, the Company entered into a Master Agreement with QSI under which QSI was granted an exclusive worldwide license under certain NCT patents and technical information to market, sell and distribute transformer quieting products, turbine quieting products and certain other products in the utility industry. Under the Master Agreement, QSI is to fund development of the products by the Company and the Company is to manufacture the products. However, QSI may obtain the right to manufacture the products under certain circumstances, including NCT's failure to develop the products or the failure of the parties to agree on certain development matters. In consideration of the rights granted under the Master Agreement, QSI is to pay the Company a royalty of 6% of the gross revenues received from the sale of the products and 50% of the gross revenues received from sublicensing the rights granted to QSI under the Master Agreement after QSI has recouped 150% of the costs it incurred in the development of the products in question. The Company is obligated to pay similar royalties to QSI on its sale of the products and the licensing of rights covered under the Master Agreement outside the utility industry and from sales and licensing within the utility industry in the Far East. In addition to the foregoing royalties, QSI is to pay an exclusivity fee to the Company of $750,000; $250,000 of which QSI paid to the Company in June 1994. The balance is payable in equal monthly installments of $16,667 beginning in April 1995. QSI's exclusive rights become non-exclusive with respect to all products if it fails to pay any installment of the exclusivity fee when due. QSI also loses such rights with respect to any given product in the event it fails to make any development funding payment applicable to that product. The Master Agreement supersedes all other agreements relating to the products covered under the Master Agreement, including those agreements between the Company and QSI described above.

Immediately following the execution to the Master Agreement, the Company and QSI entered into a letter agreement providing for the termination of the Master Agreement at the Company's election if QSI did not pay approximately $500,000 in payables then owed to the Company by May 15, 1995.

In April 1995, the Company and QSI entered into a second letter agreement under which QSI agreed to forfeit and surrender the five year warrant to purchase 750,000 shares of the Company's common stock issued to QSI under the first Marketing Agreement described above. In addition, the $500,000 balance of the exclusivity fee provided for under the Master Agreement was reduced to $250,000 to be paid in 30 monthly installments of $8,333. The payment of the indebtedness to be paid under the first agreement described in the preceding paragraph also was revised to be the earlier of May 15, 1996, or the date of closing of a financing of QSI in an amount exceeding $1.5 million, whichever first occurs. Such indebtedness is to be evidenced by a promissory note, nonpayment of which is to constitute an event of termination under the Master Agreement.

On May 21, 1996, the Company and QSI entered into a third letter agreement extending the time by which the payments from QSI to the Company under the April 1995 letter agreement described above were to be made. Under the third letter agreement, the payment of certain arrearages in the payment of the exclusivity fee was to be made not later than June 15, 1996, with the balance continuing to be payable by monthly payments of $8,333 as provided in the May 1995 letter agreement. In addition, the payment of the other indebtedness owed by QSI to the Company was to be paid by a payment of $25,000 at the time QSI obtained certain anticipated financing, with the balance paid by monthly payments of $15,000 each. Default in QSI's timely payment of any of the amounts specified in the May 21, 1996 letter agreement was to cause the immediate termination of the Master Agreement and all rights granted to QSI thereunder.

On April 9, 1997, the Company and QSI entered into a fourth letter agreement revising the payment schedule set forth in the May 21, 1996 letter agreement applicable to the payment of the indebtedness owed to the Company by QSI other than the unpaid portion of the exclusivity fee. Under the revised schedule, the full amount of such indebtedness is to be paid by an initial payment of $125,000 on or before April 21, 1997, and a second payment of $200,000 on January 1, 1998. The Company is also entitled to receive 15% of any other financing obtained by QSI in the interim and interest at the rate of 10% per annum on the unpaid amount of such indebtedness from July 1, 1997. The fourth letter agreement also provides for the continuation of QSI's payment of the exclusivity fee in accordance with the earlier letter agreements, as well as the payment of $11,108 by April 21, 1997, for headset products sold by the Company to QSI in 1996. In the event of a default in QSI's timely payment of any of the amounts specified in the April 9, 1997 letter agreement, the Company has the right to cause the termination of the Master Agreement and all rights granted by QSI thereunder upon ten (10) days notice of termination to QSI.

As of December 31, 1998, QSI owes the Company $239,000, which is fully reserved, for the exclusivity fee, rent and engineering services.

The Company believes that the terms of its agreements with QSI are comparable to those that it could have negotiated with other persons or entities.

On January 26, 1999, Carole Salkind, spouse of a former director and an accredited investor (the "Holder"), subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. A secured convertible note (the "Note"), for $1.0 million was signed on January 26, 1999, and proceeds were received on January 28, 1999. The Note is to mature on January 25, 2001 and earn interest at the prime rate, as published from day to day in the Wall Street Journal, from the issue date until the Note becomes due and payable. The Holder shall have the right at any time on or prior to the day the Note is paid in full, to convert at any time, all or from time to time, any part of the outstanding and unpaid amount of the Note, into fully paid and non-assessable shares of common stock of the Company at the conversion price. The conversion price shall be the lesser of (i) the average of the closing bid prices for the common stock on the securities market on which the common stock is being traded, for five (5) consecutive trading days prior to the date of conversion, or (ii) the fixed conversion price of $0.237. In no event will the conversion price be less than $0.15 per share. The Holder shall purchase the remaining $3.0 million principal amount of the secured convertible notes on or before June 30, 1999.

Section 16(a) Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports were required for those persons, the Company believes that, during the period from January 1, 1998, to December 31, 1998, all filing requirements applicable to its officers, directors, and greater than 10% stockholders were complied with.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 9, 1999, information concerning the shares of common stock beneficially owned by each person who, to the knowledge of the Company, is the holder of 5% or more of the common stock of the Company, each Director, and each Named Executive Officer (as defined below) and all executive officers and Directors of the Company as a group. Except as otherwise noted, each beneficial owner has sole investment and voting power with respect to the listed shares.

                                          Amount and
                                           Nature of          Approximate
                                          Beneficial           Percentage
      Name of Beneficial Owner           Ownership (1)        Of Class (1)
      -------------------------------    ----------------     ------------

      Michael J. Parrella                  6,250,333  (2)         3.38%
      John J. McCloy                       3,653,635  (3)         2.02%
      Jay M. Haft                          1,632,000  (4)         0.91%
      Sam Oolie                              715,000  (5)         0.40%
      Stephan Carlquist                      350,000  (6)         0.20%
      Paul D. Siomkos                        225,000  (7)         0.13%
      Cy E. Hammond                          444,718  (8)         0.25%
      Irving M. Lebovics                     275,000  (9)         0.15%
      John B. Horton                         654,417 (10)         0.37%
      Irene Lebovics                       1,588,067 (11)         0.89%
      All Executive Officers and          15,963,170 (12)         8.33%
       Directors as a Group (11 persons)
      Carole Salkind                      10,119,043 (13)         5.67%
      Her Majesty The Queen,              11,250,000 (14)         6.30%
       Province of Alberta, Canada

(1) Assumes the exercise of currently exercisable outstanding options or warrants to purchase shares of common stock. The percent of class ownership is calculated separately for each person based on the assumption that the person listed on the table has exercised all options and warrants shown for that person, but that no other holder of options or warrants has exercised such options or warrants.

(2)   Includes   862,500   shares   issuable  upon  the  exercise  of  currently
      exercisable warrants and 5,374,500 shares issuable upon the exercise of currently exercisable options.

(3)   Includes   862,500   shares   issuable  upon  the  exercise  of  currently
      exercisable warrants and 1,050,000 shares issuable upon the exercise of currently exercisable options.

(4)   Includes   218,500   shares   issuable  upon  the  exercise  of  currently
      exercisable warrants, 10,000 restricted shares and 1,403,500 shares issuable upon the exercise of currently exercisable options.

(5) Includes 25,000 restricted shares and 440,000 shares issuable upon the exercise of currently exercisable options.

(6)   Includes   350,000   shares   issuable  upon  the  exercise  of  currently
      exercisable options and 25,000 options to purchase shares in 1999.

(7) Includes 100,000 restricted shares and 125,000 shares issuable upon the exercise of currently exercisable options.

(8) Includes 25,000 shares issuable upon the exercise of currently exercisable warrants and 419,718 shares issuable upon the exercise of currently exercisable options.

(9) Includes 275,000 shares issuable upon the exercise of currently exercisable options.

(10) Includes 20,000 shares issuable upon the exercise of currently exercisable warrants and 634,417 shares issuable upon the exercise of currently exercisable options.

(11)  Includes   201,250   shares   issuable  upon  the  exercise  of  currently
      exercisable warrants and 591,300 shares issuable upon the exercise of currently exercisable options.

(12) Includes 2,189,750 shares issuable to 6 executive officers and directors of the Company upon the exercise of currently exercisable warrants, 10,838,435 shares issuable to 11 executive officers and directors of the Company upon the exercise of currently exercisable options, 135,000 restricted shares issued to 2 directors and one executive officer of the Company and 25,000 shares issuable to 1 director of the Company which become exercisable in 1999. Does not include 6,240,000 shares issuable to 8 executive officers of the Company which become exercisable over the passage of time.

(13) Carole Salkind's address is 801 Harmon Cove Towers, Secaucus, New Jersey 07094.

(14) Her Majesty the Queen, Province of Alberta, Canada's address is Room 530, Terrace Building, 9515 107th Street, Edmondton, Alberta T5K 2C3.

Compensation

Set forth below is certain information for the three fiscal years ended December 31, 1998, 1997 and 1996 relating to compensation received by the Company's Chief Executive Officer and all executive officers of the Company other than the Chief Executive Officer (collectively the "Named Executive Officers") whose total annual salary and bonus for the fiscal year ended December 31, 1998 exceeded $100,000 for services rendered in all capacities.

                                                                              Securities
                                                                              Underlying           All
Name and Principal                                         Other Annual    Options/Warrants       Other
     Position          Year    Salary ($)     Bonus ($)  Compensation ($)      SARs (#)        Compensation
------------------     ----    ----------     ---------  ----------------  ----------------    ------------

Michael J. Parrella    1998    $120,000      $205,889       $20,615        12,000,000 (2)      $5,918 (4)
     President and     1997     120,000       243,058        15,348         3,062,500 (3)       5,218 (4)
     Chief Executive   1996     120,000       106,885        15,348           475,000           5,218 (4)
     Officer (1)

Paul D. Siomkos        1998     105,192        78,125(5)      8,367         1,000,000 (2)           -
     Senior Vice       1997           -             -             -                 -               -
     President,        1996           -             -             -                 -               -
     Operations

Cy E. Hammond          1998      94,000        42,570        12,000           500,000 (2)           -
     Senior Vice       1997      94,000        65,939             -           150,000 (6)           -
     President, Chief  1996      94,000             -             -                 -               -
     Financial Officer

Irving M. Lebovics     1998      89,583 (7)         -        27,917           600,000 (2)           -
     Senior Vice       1997           -             -             -           100,000 (7)           -
     President,        1996           -             -             -           100,000 (7)           -
     Global Sales

John B. Horton         1998     105,000             -        12,000           200,000 (2)           -
     Senior Vice       1997     105,000        50,000             -           325,000 (10)          -
     President,        1996     116,932 (9)         -             -                 -               -
     General
     Counsel and
     Secretary (8)

Irene Lebovics         1998     105,000             -        12,000         2,000,000 (2)           -
     Executive Vice    1997     105,000             -             -           301,250 (11)          -
     President, and    1996     105,000             -             -                 -               -
     President of
     NCT Hearing
     Products, Inc.


(1) Mr. Haft was elected Chairman of the Board and relinquished the title of Chief Executive Officer on July 17, 1996. Prior thereto, and from November 15, 1994, Mr. Haft served as Co-Chairman of the Board and Chief Executive Officer. From July 17, 1996 to June 19, 1997, the authority and responsibility of the Chief Executive Officer were delegated by the Board of Directors to the Executive Committee consisting of Messrs. Haft and Parrella with Mr. Haft serving as the Committee's Chairman. Mr. Parrella was elected Chief Executive Officer on June 19, 1997.

(2) Refer to "Options and Warrants Granted in 1998" table and the footnotes thereto. On December 4, 1998, the following options were cancelled: as to Mr. Parrella, 6,000,000 shares; as to Mr. Siomkos, 500,000 shares; as to Mr. Hammond, 250,000 shares; as to Mr. Lebovics, 300,000 shares; as to Mr. Horton, 100,000 shares; and as to Ms. Lebovics, 1,000,000 shares.

(3) Includes a warrant to purchase 862,500 shares of the Company's common stock and an option to purchase 250,000 shares of the Company's common stock as new grants due to the extension of the expiration dates for an additional two years.

(4) Consists of annual premiums for a $2.0 million personal life insurance policy paid by the Company on behalf of Mr. Parrella.

(5) Represents the fair market value on the date of grant of 100,000 shares of the Company's common stock issued in connection with his offer of employment.

(6) Includes a warrant to purchase 25,000 shares of the Company's common stock as a new grant due to the extension of the expiration date for an additional two years.

(7) From January 1, 1996 to February 12, 1998, services were rendered to the Company by Enhanced Signal Processing ("ESP"), a firm in which Mr. Lebovics was a principal. During that period, ESP received $0.5 million from the Company, which included but was not limited to Mr. Lebovics' services. While employed by ESP, ESP received options to purchase 400,000 shares of the Company's common stock of which options to purchase 200,000 shares were assigned to Mr. Lebovics.

(8) Mr. Horton resigned as Senior Vice President, General Counsel and Secretary on February 19, 1999. Ms. Lebovics was elected Secretary of the Company on April 13, 1999.

(9) Mr. Horton was elected Senior Vice President, General Counsel and Secretary of the Company on May 6, 1996. Services were rendered by Mr. Horton as a consultant to the Company for the period January, 1995 through April, 1996.

(10) Includes an option to purchase 200,000 shares of the Company's common stock as a new grant due to the extension of the expiration date for an additional two years.

(11) Includes a warrant to purchase 201,250 shares of the Company's common stock as a new grant due to the extension of the expiration date for an additional two years.

Stock Options and Warrants

The following table summarizes the Named Executive Officers' stock option and warrant activity during 1998:

                      Options and Warrants Granted in 1998

                                          Percent
                                          of Total                                  Potential
                                          Options                                   Realized Value
                         Shares           and                                       at Assumed Annual
                         Underlying       Warrants                                  Rates of Stock Price
                         Options          Granted    Exercise                       Appreciation for Option
                         and              to         Price                          and Warrant Term (6)
                         Warrants         Employees  Per        Expiration      -----------------------------
    Name                 Granted          in 1998    Share      Date                  5%            10%
---------------------    -------------    ---------  --------   ------------    -------------- --------------

Michael J. Parrella      6,000,000 (1)     27.3%     $0.3125    01/14/08        $1,045,296     $2,563,715
                         6,000,000 (2)     27.3%      1.0625           - (2)             - (2)          - (2)

Paul D. Siomkos            500,000 (3)      2.3%      0.3125    04/19/08            87,108        213,643
                           500,000 (2)      2.3%      0.7813           - (2)             - (2)          - (2)

Cy E. Hammond              250,000 (4)      1.1%      0.3125    02/13/08            43,554        106,821
                           250,000 (2)      1.1%      1.0313           - (2)             - (2)          - (2)

Irving M. Lebovics         300,000 (5)      1.4%      0.3125    02/13/08            52,265        128,186
                           300,000 (2)      1.4%      1.0313           - (2)             - (2)          - (2)

John B. Horton             100,000 (4)      0.5%      0.3125    02/13/08            17,422         42,729
                           100,000 (2)      0.5%      1.0313           - (2)             - (2)          - (2)

Irene Lebovics           1,000,000 (4)      4.5%      0.3125    02/13/08           174,216        427,286
                         1,000,000 (2)      4.5%      1.0313           - (2)             - (2)          - (2)

(1) Options to purchase these shares were granted pursuant to the 1992 Plan, of which an option to purchase 2,000,000 shares is currently exercisable and the remaining amount vest over the passage of time.

(2)   Options to purchase these shares were cancelled on December 4, 1998.

(3) Options to purchase these shares were granted pursuant to the 1992 Plan and in connection with an offer of employment and vest 25% immediately and 25% on the anniversary date each year following.

(4) Options to purchase these shares were granted pursuant to the 1992 Plan and vested 20% on October 20, 1998 upon the Company's stockholders' approval of the increase in the number of shares of the Company's common stock included in the 1992 Plan. The remaining amount vest 20% on the anniversary date of each grant.

(5) Options to purchase these shares were granted pursuant to the 1992 Plan and vested 25% on October 20, 1998 upon the Company's stockholders' approval of the increase in the number of shares of the Company's common stock included in the 1992 Plan. The remaining amount vest 25% on the anniversary date of each grant.

(6) The dollar amounts on these columns are the result of calculations at the 5% and 10% rates required by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the stock price.

                  1998 Aggregated Options and Warrant Exercises and
                     December 31, 1998 Option and Warrant Values

                                                        Number of Shares
                           Number                       Underlying                      Value of Unexercised
                           of                           Unexercised Options             In-the-Money Options
                           Shares                       and Warrants at                 and Warrants at
                           Acquired                     December 31, 1998               December 31, 1998
                           on         Value       -------------------------------    ------------------------ ------
    Name                   Exercise   Realized     Exercisable    Unexercisable       Exercisable    Unexercisable
-----------------------    --------   --------    -------------  ----------------    -------------  ---------------

Michael J. Parrella              -    $     -      6,237,000      4,000,000           $ 7,043        $      -

Paul D. Siomkos                  -          -        125,000        375,000                 -               -

Cy E. Hammond                    -          -        444,718        200,000               783               -

Irving M. Lebovics               -          -        275,000        225,000             1,565               -

John B. Horton                   -          -        654,417         80,000               783               -

Irene Lebovics                   -          -        792,550        800,000             1,565               -


Compensation Arrangements with Certain Officers and Directors

On February 1, 1996, the Compensation Committee awarded Mr. Parrella an incentive bonus equal to 1% of the cash received by the Company upon the execution of the agreement or other documentation evidencing transactions with unaffiliated parties (other than certain parties involved in transactions then in negotiation) or otherwise received at the closing of said transactions which occur subsequent to January 1, 1996.

Compensation Committee Interlocks

During the fiscal year ended December 31, 1998, the following persons served as members of the Compensation Committee of the Company's Board of Directors:
Stephan Carlquist, Morton Salkind and Sam Oolie. Mr. Carlquist was Chairman of the Committee during such fiscal year. Messrs. Carlquist and Oolie have also served as members of the Board of Directors of NCT Audio since November 14, 1997, and September 4, 1997, respectively. Mr. Salkind resigned as Director of the Company and Director of NCT Audio on January 19, 1999.

In October 1990, the Company's Board of Directors authorized the issuance of warrants to acquire 420,000 shares of common stock to each of Messrs. McCloy, Parrella and Oolie and Ms. Lebovics, exercisable through September 30, 1994, at $0.375 per share, such price being the market price of the Company's common stock on the date of such authorization the Board of Directors took such action based upon each such person's commitment to extend his or her personal guarantee on a joint and several basis with the others in support of the Company's attempt to secure bank or other institutional financing, the amount of which to be covered by the guarantee would not exceed $350,000. No firm commitment for any such financing has been secured by the Company and at present no such financing is being sought. However, each of such persons' commitment to furnish said guarantee continues in full force and effect.

The Company and ERI entered into a joint venture in 1989, which was subsequently terminated. During the fiscal year ended December 31, 1998, the Company was not required to make any payments to ERI under the agreements. Please refer to "Certain Relationships and Insider Participation" for further information.

The Company and QSI have entered into nine agreements from 1993 to 1997. As of December 31, 1998, QSI owes the Company $239,000, which is fully reserved, for the exclusivity fee, rent and engineering services. Please refer to "Certain Relationships and Insider Participation" for further information.

On January 26, 1999, Carole Salkind, a spouse of a former director and an accredited investor subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. A secured convertible Note for $1.0 million was signed on January 26, 1999, and proceeds were received on January 28, 1999. Please refer to "Certain Relationships and Insider Participation" for further information.

Compensation Committee Report on Executive Compensation

As previously reported, at the conclusion of the Annual Meeting of Stockholders on July 17, 1996, Mr. Haft resigned as Chief Executive Officer of the Company and was appointed Chairman of the Board of Directors. The Board of Directors designated an Executive Committee comprised of Messrs. Haft and Parrella with Mr. Haft acting as the Chairman of the Committee. The Board of Directors granted the Executive Committee the power and authority to act in the place of the Chief Executive Officer during the existence of a vacancy in that office. On June 19, 1997, Mr. Parrella was re-elected President and was elected Chief Executive Officer of the Company. At the conclusion of the Annual Meeting of Stockholders on October 20, 1998, Mr. Parrella was re-elected President and Chief Executive Officer of the Company.

Mr. Parrella's salary for 1998 was continued at the rate of $120,000 per year, the same as his salary in 1997 and 1996. As reported in last year's Compensation Committee Report, on May 8, 1995, the Compensation Committee, in recognition of the efforts of Mr. Parrella under the difficult conditions the Company was then facing and in recognition of the importance of his continued services to the ongoing restructuring program, awarded Mr. Parrella a cash bonus of 1% of the cash to be received by the Company upon the establishment of certain significant business relationships. Any such percentage bonus was made contingent upon the execution of relevant documentation or other form of closing with regard to these relationships. Effective January 1, 1996, the above noted percentage bonus arrangement was extended indefinitely until modified or terminated by the Board of Directors. Mr. Parrella was paid a bonus of $205,889 under this percentage bonus arrangement during 1998. On January 15, 1998, the Board of Directors granted Mr. Parrella an option to purchase 6,000,000 shares of the Company's common stock. Vesting requirements were as follows: As to 2,000,000 shares, the date on which the Company's stockholders approve an amendment to the 1992 Plan increasing the number of shares covered by the 1992 Plan to 30,000,000 shares and providing for the other matters set forth in the resolutions adopted by the Board of Directors on January 15, 1998 (the "1/15/98 Amendment"); as to another 2,000,000 shares, the later to occur of (i) the date on which the Company's stockholders approve the 1/15/98 Amendment, or (ii) the date on which the Company's common stock has traded on The Nasdaq Stock Market, Inc.'s National Market System, Small Cap Market or Electronic Bulletin Board or other national or regional exchange or public trading facility as may then be applicable at a price of $2.50 per share or more for the preceding 60 consecutive days or January 15, 2001, whichever shall first occur; as to the remaining 2,000,000 shares, the later to occur of (i) the date described in clause (i) of the preceding sentence, or (ii) the date on which the Company's common stock has traded on the trading facilities in clause (ii) of the preceding sentence at a price of $3.50 per share or more for the preceding 60 consecutive days or the date set forth in clause (ii) of the preceding sentence, whichever shall first occur. In addition, in 1998, Mr. Parrella received a $20,615 annual automobile allowance and the Company paid the $5,918 annual premium for a $2.0 million personal life insurance policy on his behalf.

The base salary of Mr. Siomkos, as Senior Vice President, Operations, was established at $150,000. In addition to the salary, the Company granted him a one-time bonus of 100,000 shares of the Company's common stock in connection with hia employment offer. Mr. Siomkos was granted an option to purchase 500,000 shares of the Company's common stock at an exercise price of $0.7813 per share on April 20, 1998, also in connection with his offer of employment. On December 4, 1998, the option was cancelled and reissued at $0.3125, the fair market value on the date of grant. In addition, Mr. Siomkos received an $8,367 automobile allowance.

The base  salary of Mr.  Hammond,  as Senior  Vice  President,  Chief  Financial
Officer, was $94,000 for 1998, the same as his salary in 1997 and 1996. In recognition of Mr. Hammond's efforts in connection with the Company's private placements of $16.0 million of convertible preferred stock and other accomplishments, Mr. Hammond was awarded a cash bonus of $42,570 in 1998. In addition, the Company granted Mr. Hammond an option to purchase 250,000 shares of the Company's common stock at an exercise price of $1.0313 per share on February 14, 1998. On December 4, 1998, the option was cancelled and reissued at $0.3125, the fair market value on the date of grant. In addition, in 1998, Mr. Hammond received a $12,000 annual automobile allowance. On April 13, 1999, Mr. Hammond was elected to the additional offices of Treasurer and Assistant Secretary of the Company.

Mr. Lebovics joined the Company in February 1998 as Vice President, Worldwide Sales, at a base salary of $95,000. In addition to the salary, Mr. Lebovics received a non-refundable draw of $25,000 per annum. On July 15, 1998, Mr. Lebovics' base salary was increased to $120,000 and the non-refundable draw was also increased to $30,000 per annum. Mr. Lebovics was promoted to Senior Vice President, Global Sales, in January 1999. The Company granted Mr. Lebovics an option to purchase 300,000 shares of the Company's common stock at an exercise price of $1.0313 per share on February 14, 1998. On December 4, 1998, the option was cancelled and reissued at $0.3125, the fair market value on the date of grant. In addition, Mr. Lebovics received a $5,000 automobile allowance.

The base salary of Mr. Horton, as Senior Vice President, General Counsel and Secretary of the Company was established at $105,000 in 1998, which was the same as his salary rate for 1997. The Company granted Mr. Horton an option to purchase 100,000 shares of the Company's common stock at an exercise price of $1.0313 per share on February 14, 1998. On December 4, 1998, the option was cancelled and reissued at $0.3125, the fair market value on the date of grant. In addition, Mr. Horton received a $12,000 annual automobile allowance. Mr. Horton resigned as Senior Vice President, General Counsel and Secretary on February 19, 1999.

The base salary of Ms. Lebovics, as Executive Vice President and President of NCT Hearing Products, Inc., was established at $105,000 for 1998, which was the same as her salary for 1997 and 1996. The Company granted Ms. Lebovics an option to purchase 1,000,000 shares of the Company's common stock at an exercise price of $1.0313 per share on February 14, 1998. On December 4, 1998, the option was cancelled and reissued at $0.3125, the fair market value on the date of grant. In addition, Ms. Lebovics received a $12,000 annual automobile allowance. On April 13, 1999, Ms. Lebovics was elected Secretary of the Company.

Because of the Company's uncertain business prospects and limited cash resources, in determining the appropriate levels of compensation for the Chief Executive Officer and the Named Executive Officers, the Compensation Committee did not deem it relevant, useful or even feasible to consider the compensation practices of other companies having more certain prospects and greater cash resources. Rather, the Compensation Committee took into consideration the contribution being made to the Company's development efforts by these officers, the extent to which they had received previous reductions in overall levels of compensation in November of 1994 in connection with the Company's restructuring, the absence, in many instances, of any material increase in salary or other cash compensation for any of the past several years, the importance of the Company continuing to receive their services and the benefit of their knowledge of the Company's technologies, and the Company's ability to provide them with adequate levels of remuneration either in cash or in securities. Accordingly, it is the opinion of the Committee that the above-described rates of compensation are reasonable in light of these factors and the financial condition of the Company.


                           THE COMPENSATION COMMITTEE


                           By:  /s/ STEPHAN CARLQUIST, Chairman
                                /s/ SAM OOLIE

Performance Graph

Note:The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                                             NCT Group, Inc.
                                         Stock Performance (1)

[OBJECT OMITTED]

                                12/31/93    12/31/94    12/31/95    12/31/96    12/31/97    12/31/98
                                --------    --------    --------    --------    --------    --------

     NCT                          100          26          63          14          38          10

     NASDAQ Composite Index       100          98         138         170         209         294

     NASDAQ Electronic            100         110         183         316         332         513
     Component Stock
     Index (2)



(1) Assumes an investment of $100.00 in the Company's common stock and in each index on December 31, 1993.

(2) The Company has selected the NASDAQ Electronic Components Stock Index composed of companies in the electronics components industry listed on the NASDAQ National Market System. Because the Company knows of no other publicly owned company whose business consists solely or primarily of the development, production and sale of systems for the cancellation or control of noise and vibration by electronic means and other applications of Active Wave Management technology, it is unable to identify a peer group or an appropriate published industry or line of business index other than the NASDAQ Electronics Components Stock Index.

               Amendment of Restated Certificate of Incorporation
                      to Increase Authorized Capitalization

The Board of Directors has approved and declared advisable an amendment to the Company's Restated Certificate of Incorporation to increase the number of shares of common stock, par value $.01 per share, which the Company shall be authorized to issue, from 255,000,000 to 325,000,000. As of the record date, the Company had outstanding __________________ shares of common stock and had reserved an additional _________________ shares of common stock for issuance upon the conversion of the Company's Series C Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock, the secured convertible Note, the exchange of NCT Audio Common Stock and the exercise of options and warrants. The Board believes such action to be in the best interest of the Company so as to make additional shares of common stock available for acquisitions, public or private financings involving common stock or preferred stock or other securities convertible into common stock, stock splits and dividends, present and future employee benefit programs and other corporate purposes. If approved by the stockholders, the issuance of such shares would be dilutive to existing stockholders. The additional shares of common stock to be authorized pursuant to the Amendment may be issued from time to time as the Board of Directors may determine without further action of the stockholders of the Company.

Stockholders of the Company do not currently possess, nor upon the adoption of the Amendment will they acquire, preemptive rights which would entitle such persons, as a matter of right, to subscribe for the purchase of any securities of the Company.

The affirmative vote of the holders of a majority of all of the outstanding shares of Common Stock of the Company is required for approval of this proposal. The Board of Directors recommends a vote FOR such proposal.


                              GRANT OF OPTIONS TO
                             NON-EMPLOYEE DIRECTORS

On January 15, 1998, the Board of Directors adopted resolutions implementing an informal plan granting, subject to the approval of the stockholders of the Company, each of the Company's four (4) non-employee directors an option to purchase 150,000 shares of the common stock of the Company at $1.0625 per share, the fair market value of the Company's common stock on the date of grant, in recognition of the efforts of those directors in connection with past services to the Company. Certain members of the Company's senior management and the Chairman of the Board of Directors had been granted options for similar reasons under the 1992 Plan which, by its terms, prohibited the grant of options to non-employee directors. On December 4, 1998, these options were cancelled and reissued as a new grant at $0.3125 per share, the fair market value of the Company's common stock on the date of grant. At the time of such stockholder approval, the Company will incur a non-cash charge to earnings representing the fair value of the options granted.

The material features of the foregoing plan include the following:

o The aggregate number of shares of the Company's common stock reserved for grants of options to purchase shares of the Company's common stock is 600,000 shares.

o    The plan is administered by the Board of Directors.

o The persons who are eligible to participate under the plan are limited to the Company's then four (4) non-employee directors, Messrs. McCloy, Oolie, Carlquist and Salkind.

o The exercise price of the options granted under the plan is the fair market value of the shares of the Company's common stock on the date of grant of the option.

o In order to comply with the rules of the Nasdaq Stock Market, Inc., the grant of the options under the plan is subject to the approval of the Company's stockholders.

The following table sets forth certain additional details concerning the Plan.

                                    New Plan Benefits
                                                                                 Implemented by Resolution
                                                                                Adopted January 15, 1998 (1)
                                                                                ----------------------------
                                                                                                    Number
       Name (2)                         Position                                $ Value (3)         of Units
       --------                         --------                                -----------         --------

   Michael J. Parrella (4)      President, Chief Executive Officer
                                   and a Director                                      -                  -
   Paul D. Siomkos              Senior Vice President, Operations                      -                  -
   Cy E. Hammond                Senior Vice President and
                                   Chief Financial Officer                             -                  -
   Irving M. Lebovics           Senior Vice President, Global Sales                    -                  -
   John B. Horton (5)           Senior Vice President, General Counsel                 -                  -
                                   and Secretary                                       -                  -
   Irene Lebovics (5)           Executive Vice President and President,
                                   NCT Hearing Products, Inc.                          -                  -
   Executive Group (6)                                                                 -                  -
   Non-Executive
   Director Group (7)                                                            187,500            600,000
   Non-Executive
   Officer Employee
   Group (8)                                                                           -                  -
   Active Consultant
   Group (9)                                                                           -                  -

(1) The table includes grants under the informal plan implemented by resolution adopted by the Board of Directors on January 15, 1998, which grants were subject to the approval of the stockholders at the Meeting. The options granted on January 15, 1998 were cancelled and reissued on December 4, 1998.

(2)   Named executive officers are those for the 1998 fiscal year.

(3) The value per unit equals the exercise price of the options, the fair market value on the date of grant. The fair market value of the Company's common stock was $0.3125, on December 4, 1998, the date of grant.

(4) Mr. Haft was elected Chairman of the Board and relinquished the title of Chief Executive Officer on July 17, 1996. Prior thereto, and from November 15, 1994, Mr. Haft served as Co-Chairman of the Board and Chief Executive Officer. From July 17, 1996 to June 19, 1997, the authority and responsibility of the Chief Executive Officer were delegated by the Board of Directors to the Executive Committee consisting of Messrs. Haft and Parrella with Mr. Haft serving as the Committee's Chairman. Mr. Parrella was elected Chief Executive Officer on June 19, 1997.

(5) Mr. Horton resigned as Senior Vice President, General Counsel and Secretary on February 19, 1999, and Ms. Lebovics was elected Secretary of the Company on April 13, 1999.

(6)   0 persons on January 15, 1998.

(7)   4 persons on January 15, 1998.

(8)   0 persons on January 15, 1998.

(9)   0 persons on January 15, 1998.

Nonstatutory stock options without ascertainable fair market value at grant for federal income tax purposes are not taxed to the participant until exercised or otherwise disposed of. If the option is exercised, the participant realizes compensation income equal to the fair market value of the stock at the time it is transferred to him or her less the amount paid for it (the option or exercise price). If the Company satisfies its tax withholding obligations arising from the exercise of the options, it would receive a business expense deduction for the amount that the participant must include in gross income as compensation because of the exercise of a nonstatutory stock option. This deduction is taken for the same year in which or within which that income is taxable to the participant. If the participant later sells the stock, any further gain would be capital gain.

With respect to incentive stock options, in general, no income to a participant will result for federal tax purposes upon either the granting or the exercise of an option under the 1992 Plan. If the participant later sells the acquired stock at least two years after the date the option is granted and at least one year after the transfer of the acquired stock to the participant, the participant would realize capital gain equal to the difference between the option price and the proceeds of the sale. If the participant's gain is taxed as capital gain, the Company would not be allowed a business expense deduction. If the participant disposes of the acquired stock before the end of the required holding periods, the participant would realize ordinary income in the year of disposition equal to the lesser of : (i) the difference between the option price and the fair market value of the stock on the exercise date, or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized; the Company would receive an equivalent deduction. If the participant later sells the stock, any further gain would be capital gain.

With respect to restricted stock awards, the participant would generally realize ordinary income in the year the shares of common stock covered by the award become non-forfeitable or fully transferable, in an amount equal to the fair market value of the shares on the date they become non-forfeitable or fully transferable. The Company would be entitled to an equivalent deduction. If the participant later sells the stock, any further gain would be capital gain. Further, the participant may elect to treat the award as ordinary income in the year of grant within thirty (30) days of the date of grant. If the participant makes such an election, the Company would be entitled to an equivalent deduction.

The Board of Directors recommends a vote FOR approval of the grant of the options to Messrs. McCloy, Oolie, Carlquist and Salkind described above.


                              INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of its Audit Committee, has selected Richard A. Eisner & Company, LLP to audit the accounts of the Company for the fiscal year ending December 31, 1999. Such firm has reported to the Company that none of its members has any direct financial interest or material indirect financial interest in the Company. The Company's Audit Committee is composed of Messrs. Carlquist and Oolie and has responsibility for recommending the selection of auditors.

Richard A. Eisner & Company, LLP was appointed by the Board of Directors to audit the accounts of the Company for the fiscal year ended December 31, 1998.

Representatives of Richard A. Eisner & Company, LLP are expected to be present at the Annual Meeting of Stockholders. Such persons will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of Richard A. Eisner & Company, LLP as independent auditors.


                              STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company by December 31, 1999, for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

Linthicum, Maryland
-----------------

                      NOISE CANCELLATION TECHNOLOGIES, INC.
                        1025 West Nursery Road, Suite 120
                            Linthicum, Maryland 21090

                This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jay M. Haft, Michael J. Parrella and Irene Lebovics as Proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated below, all the shares of Common Stock of NCT Group, Inc. held of record by the undersigned on May 25, 1999, at the Annual Meeting of Stockholders to be held on June 24, 1999, or any adjournment thereof.

1. ELECTION OF DIRECTORS

   FOR all nominees listed below except as marked to the contrary) / /

   WITHHOLD AUTHORITY to vote for all nominees listed below       / /

              Jay M. Haft, Michael J. Parrella, John J. McCloy II,
                          Sam Oolie, Stephan Carlquist
           (to withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)
           ----------------------------------------------------------

2. To  approve  the  amendment  of  the  Company's   Restated   Certificate   of
   Incorporation to increase the number of shares of Common Stock authorized thereunder from 255,000,000 shares to 325,000,000 shares.

                         FOR / / AGAINST / / ABSTAIN / /

3. To approve a plan granting options to purchase common stock of the Company to four non-employee directors.

                         FOR / / AGAINST / / ABSTAIN / /

4. To ratify the selection of Richard A. Eisner & Company, LLP as independent auditors for the fiscal year ending December 31, 1999.

                         FOR / / AGAINST / / ABSTAIN / /

5. At their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3, 4 and 5.

                                       Dated:  ________________________, 1999

                                       --------------------------------------

                                       --------------------------------------

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE